As filed with the Securities and Exchange Commission on February 3, 2009
Registration No. 333-13485

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-13485
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INTERSTATE BAKERIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	43-1470322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12 EAST ARMOUR BOULEVARD
KANSAS CITY, MISSOURI 64111
(Address Of Principal Executive Offices)
1996 Stock Incentive Plan
(Full title of the plan)
Kent B. Magill
Executive Vice President, General Counsel and Corporate Secretary
12 East Armour Boulevard
Kansas City, Missouri 64111
(816) 502-4000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
L. Byron Vance III
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0841
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is filed by Interstate Bakeries Corporation (the “Company”), and amends the registration statement filed on Form S-8 (File No. 333-13485) with the Securities and Exchange Commission on October 4, 1996 (the “Registration Statement”) registering 2,833,500 shares (5,667,000 shares as adjusted for the two-for-one stock split, effected in the form of a stock dividend, payable November 3, 1997) of common stock, $0.01 par value per share of the Company issuable under the Company’s 1996 Stock Incentive Plan.
     As previously announced, on December 5, 2008, the United States Bankruptcy Court for the Western District of Missouri entered an order confirming the Amended Joint Plan of Reorganization of the Company and its Affiliated Debtors and Debtors-in-Possession dated October 31, 2008 (as amended, the “Plan”). As contemplated by the Plan, the Existing Securities of the Debtors will be cancelled on the Effective Date (as such terms are defined in the Plan), including any grants and awards under the Company’s 1996 Stock Incentive Plan, and will not receive any distributions. Consequently, the Company is filing this Post-Effective Amendment in anticipation of the Effective Date.
     Through the filing of this Post-Effective Amendment, the Company hereby deregisters any and all remaining unissued securities covered by the Registration Statement with such deregistration to be effective immediately upon the filing of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on February 3, 2009.

Interstate Bakeries Corporation
By:	/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatory	Title	Date

/s/ Craig D. Jung Craig D. Jung	Director and Chief Executive Officer (Principal Executive Officer)	February 3, 2009

/s/ J. Randall Vance J. Randall Vance	Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2009

/s/ Michael J. Anderson Michael J. Anderson	Non-Executive Chairman of the Board	February 3, 2009

/s/ Robert B. Calhoun Robert B. Calhoun	Director	February 3, 2009

/s/ William P. Mistretta William P. Mistretta	Director	February 3, 2009

/s/ David I. Pauker David I. Pauker	Director	February 3, 2009

/s/ Terry R. Peets Terry R. Peets	Director	February 3, 2009

/s/ Philip A. Vachon Philip A. Vachon	Director	February 3, 2009